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                         CERTIFICATE OF DETERMINATION OF

                            WARNER TECHNOLOGIES, INC.


     The undersigned, Sidney E. Pelston and Thomas S. Hathaway, do hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Warner Technologies, Inc., a Nevada corporation (the "Corporation").

     2. On October 5, 1992, the Board of Directors of the Corporation adopted the following resolutions, setting forth the voting powers, designations, preferences and relative, participation and other rights and limitations of the Series B Preferred Stock:

                           ISSUANCE OF PREFERRED STOCK

     WHEREAS, Section 78.195 of the Nevada General Corporation Law and ARTICLE FOURTH of the Corporation's Articles of Incorporation authorized the Corporation to issue one or more series of Preferred Stock, with such rights, preferences, and privileges as may be determined by the Board of Directors.

     NOW THEREFORE, BE IT RESOLVED, that the Corporation issue up to 50,000 shares of Series B Preferred Stock, $.04 par value, having the following terms:

Section 1.     NUMBER AND PREFERENCES.

     (a) The number of shares constituting the Series B Preferred Stock shall be 50,000, each of which shall have a stated value ("Stated Value") of $30.00.

     (b) Holders of the Series B Preferred Stock are entitled to receive cumulative dividends as provided in Section 2 hereof.

     (c) Holders of Series B Preferred Stock shall be entitled to a preference upon liquidation, as set forth in Section 3 hereof.

     (d) Holders of the Series B Preferred Stock shall be entitled to voting rights in the event of certain dividend default as provided in
          Section 4 hereof.

     (e) The Series B Preferred Stock shall be convertible into Common Stock of the Corporation, in the manner and upon the conditions provided in Section 5 hereof.

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Section 2.     DIVIDEND RIGHTS.

     (a) The holders of Series B Preferred shares shall be entitled to receive, when and as declared by the Board of Directors out of the Corporation's capital surplus (subject to the limitations of Section 2(c)), cumulative dividends in cash at the rate of $1.80 per Series B Preferred share per annum (the "Dividend Rate") commencing on the date of issuance of such shares. Such dividends shall be payable quarterly within seven days of the end of the fiscal quarter.

     (b) Dividends on Series B Preferred shares shall accrue and shall be cumulative whether or not such dividends are earned. Each Series B Preferred share shall rank on a parity with each other Series B Preferred share, with respect to dividends. An accumulation of dividends on Series B Preferred shares shall not bear interest.

     (c) Such dividends shall be declared and paid in full for all previous dividend periods, before the Corporation makes any distribution (as hereinafter defined) to the holders of shares of Common Stock. "Distribution" in this paragraph (a) means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation which are junior to the Preferred shares as to dividends or assets), or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Corporation.

Section 3.     LIQUIDATION RIGHTS.   In the event of any voluntary or
involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred shares shall be entitled to receive from the assets of the Corporation the Stated Value of such shares in cash and a further preferential amount in cash equal to all cumulative dividends accrued and unpaid to the date that payment is made available to the holders of Preferred shares, all of which shall be paid or set apart for payment before distribution of any assets of the Corporation to, the holders of Common shares in connection with such liquidation, dissolution, or winding up. Each Series B Preferred share shall rank on a parity with each other Series B preferred share, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or winding up of the Corporation. After the payment or the setting apart of payment to the holders of Series B Preferred shares of the preferential amount so payable to them, the holders of common shares shall be entitled to receive, ratably, all remaining assets of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations, or sale of all


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or substantially all of the assets of this corporation, shall not in itself otherwise be deemed to be a liquidation, dissolution, or winding up within the meaning of this paragraph, so long as there is compliance with Section 5(c)(3).

Section 4. VOTING RIGHTS. Holders of Series B Preferred Shares shall have no voting rights unless the Corporation fails to make two consecutive dividend payments. In such event, Holders of Series B Preferred Shares shall vote as a class with holders of common shares; provided that (a) the number of votes that may be cast for any matter by holders of Series B Preferred Stock shall be equal to three times the number of common shares into which such Series B Preferred Stock are convertible pursuant to Section 5 hereof (without regard to the conversion of accrued dividends into Common stock under Section 5(a)(1)); and (b) holders of Series B Preferred Stock shall be entitled to cumulative voting for the election of directors in accordance with the provisions of Section 78.360 of the Nevada Revised Statutes.

Section 5. CONVERSION RIGHTS. The Series B Preferred shares shall be convertible as follows (the "Conversion Rights"):

     (a)  RIGHT TO CONVERT.

          (1) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof at any time and at the option of the Corporation at any time after two years from the date of issuance if during any 10 consecutive business day period the closing bid price of the Common Stock is $4.00 per Share or greater, and all quarterly dividends are current for payment dates prior to the date of the notice, at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock at the initial conversion rate ("Conversion Rate") of 12 fully paid and nonassessable shares of Common Stock for each share of Series B Preferred Stock.
               If any holder converts and dividends are accrued and unpaid on the date of such notice, the Corporation shall pay such dividends within 60 days of the conversion.

          (2) No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock and any shares of Series B Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common stock shall be redeemed for the then fair market value thereof as determined by the Corporation's Board of Directors, payable as promptly as possible whenever funds are legally available therefor. If more than one share of Series B Preferred Stock is

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               surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

     (b)  MECHANICS OF CONVERSION.   Before any holder of Series B Preferred
          shares shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (c)  ADJUSTMENT TO CONVERSION RATE.

          (1)  STOCK SPLITS AND COMBINATIONS.   If the Corporation shall at
               any time subdivide the outstanding shares of Common Stock without an equivalent subdivision of the Series B Preferred Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased, and, if the Corporation shall at any time combine the outstanding shares of Common Stock without an equivalent combination of the Series B Preferred Stock, the Conversion Rate then in effect immediately before that combination shall be proportionately decreased. Any adjustment under this Section 5(c)(1) shall become effective on the close of business on the date the subdivision or combination becomes effective. A dividend on any security of the Corporation payable in Common Stock of the Corporation shall be considered a subdivision of Common Stock for purposes of this Section 6(c)(1) at the close of business on the record date for the determination of holders of any security entitled to receive such dividend.


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          (2)  RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common
               Stock issuable on conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series B Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders of conversion of the Series B Preferred Stock immediately before that change.

          (3) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. If at any time there shall be a capital reorganization of the Corporation's Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5(c) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities of property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series B Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series B Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (e) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

     (d) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the


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          Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment. No change in the preferences or other rights of the Series B Preferred Stock may be made, and no class of common or preferred stock may be issued with rights senior to that of the Series B Preferred Stock, without the affirmative vote of a majority of the holders of the Series B Preferred Stock.

     (e) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Series B Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the fact upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series B Preferred Stock.

     (f)  NOTICE OF RECORD DATE.   In the event of the establishment by the
          Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

     (g) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be


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          sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (h)  NOTICES.  Any notices required by the provisions of this Paragraph
          (h) to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the Untied States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

Section 6.     RESIDUAL RIGHTS.   All rights accruing to the outstanding
shares of the Corporation not expressly provided for to the contrary herein to holders of Series B Preferred Stock shall be vested in the Common Stock.

     The foregoing Certificate of Determination of this Corporation has been duly adopted by the Board of Directors in accordance with Section 78.195 of the Nevada Revised Statutes.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on November 10 , 1992.


                                     /s/ Sidney E. Pelston
                                   -------------------------------------
                                   Sidney E. Pelston, President


                                    /s/ Thomas S. Hathaway
                                   -------------------------------------
                                   Thomas S. Hathaway, Secretary


     The undersigned Sidney E. Pelston, President of Warner Technologies, Inc., and Thomas S. Hathaway, Secretary of Warner Technologies, Inc., each certifies under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct.

     EXECUTED at Los Angeles, California, this 10th day of November, 1992.

                                     /s/ Sidney E. Pelston
                                   -------------------------------------
                                   Sidney E. Pelston


                                    /s/ Thomas S. Hathaway
                                   -------------------------------------
                                   Thomas S. Hathaway


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STATE OF CALIFORNIA   )
                      )  ss.
COUNTY OF LOS ANGELES )

     On November 10 , 1992 , before me, the undersigned, a Notary Public in an for said State, personally appeared Sidney E. Pelston personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the President of the corporation that executed the within instrument and acknowledged to me that such corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.


                                     /s/ Julia B. Watkins
                                   -------------------------------------
                                   Notary Public
                                   Julia B. Watkins




STATE OF CALIFORNIA   )
                      )  ss.
COUNTY OF LOS ANGELES )

     On November 10 , 1992 , before me, the undersigned, a Notary Public in an for said State, personally appeared Thomas S. Hathaway personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Secretary of the corporation that executed the within instrument and acknowledged to me that such corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.


                                     /s/ Julia B. Watkins
                                   -------------------------------------
                                   Notary Public
                                   Julia B. Watkins



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